Moody National REIT II, Inc. 8-K

EXHIBIT 99.2

March 25, 2020

Dear Broker-Dealer/Representative:

I am writing to provide an important update regarding Moody National REIT II, Inc. (the “Company”). On March 24, 2020, in response to the global pandemic of the novel coronavirus that causes the disease known as coronavirus disease 2019 (“COVID-19”), the board of directors of the Company (the “Board”) unanimously approved the following actions:

•	the suspension of the sale of shares of the Company’s common stock in the Company’s ongoing public offering, effective as of March 25, 2020;

•	the suspension of the payment of distributions to the Company’s stockholders, effective immediately;

•	the suspension of the Company’s distribution reinvestment plan (the “DRIP”), effective as of April 6, 2020; and

•	the suspension of the Company’s share repurchase program (the “SRP”), effective as of April 6, 2020.

The Board approved the foregoing actions based on the rapidly deteriorating demand across the hotel sector, which is expected to continue to negatively impact bookings and occupancy levels at the Company’s properties, stemming from the social distancing, travel restrictions and other policies implemented to combat the COVID-19 pandemic. In these uncertain times, the Board and management believe that cash preservation is of critical importance and that the temporary suspension of the payment of distributions and the SRP, as well as the suspension of the Company’s public offering, are prudent measures to ensure the long-term health of the Company. While it is impossible to predict when the Company will be able to return to normal operations, the Board and the Company’s management will continuously evaluate the Company's financial condition and the overall economic environment in order to determine an appropriate time for the reinstatement of the Company’s public offering, distributions, the DRIP and the SRP.

Thank you for your continued trust and support as the Company navigates this unprecedented challenge. The Board and the Company’s management are fully committed to taking all necessary measures protecting the health and safety of the Company’s guests and staff and preserving the value of your client’s investment in the Company. Please be advised that a similar letter is being sent today to all of the Company’s stockholders.

Should you have any questions, please contact Logan Lee at (XXX) XXX-XXXX or Davison Nutt at (XXX) XXX-XXXX.

Sincerely,

/s/ Brett C. Moody

Brett C. Moody

Chief Executive Officer

Moody National REIT II, Inc.